Exhibit 99.1

MEDIA CONTACT January Machold january.machold@teradata.com

Teradata Appoints Michael Hutchinson as Chief Operating Officer

SAN DIEGO – February 26, 2025 – Teradata Corporation (NYSE: TDC) today announced that Michael Hutchinson, Chief Customer Officer, has been appointed to Chief Operating Officer. In this role, Hutchinson will be responsible for Teradata’s global operations – including information technology, information security, as well as strategy and operations, and will maintain leadership of Teradata Global Customer Services. He will guide the organization in ensuring execution of the Company’s strategy. Hutchinson will continue to report to Steve McMillan, President and Chief Executive Officer, Teradata.

In his role as Chief Customer Officer of Teradata since January 2022, Hutchinson has successfully led the Company’s business unit that is chartered to drive optimal customer experiences and maximize customer value. Hutchinson joined Teradata in June 2021 as Senior Vice President of Worldwide Customer Success, Consulting and Renewals, and demonstrated proven success in defining the company’s global customer success strategy, maximizing customer value, and yielding world-class customer Net Promoter Score, retention, and use-case expansion. Over a distinguished career prior to Teradata, Hutchinson served as SVP & Chief Customer Officer at Verint and served at Oracle for nearly 30 years in numerous roles of increasing responsibility, culminating in Global Vice President, North America Customer Success.

“Mike has proven to be an outstanding leader, doubling down on our customer-first commitment and embodying a steadfast dedication to deliver outstanding customer outcomes and operational excellence,” said Steve McMillan, President and CEO of Teradata. “I am confident he is the right person to lead Teradata’s global operations as he brings a wealth of experience in operational execution and a strategic vision that aligns perfectly with our goal to deliver Trusted AI to customers.”

“I’m thrilled to take on this new role at Teradata as we continue to execute our strategy as the hybrid Trusted AI platform at scale,” said Hutchinson. “I look forward to working with these teams in driving continuous improvements and ensuring our customers can achieve game-changing insights and breakthrough outcomes from their data."

About Teradata
At Teradata, we believe that people thrive when empowered with trusted information. We offer the most complete cloud analytics and data platform for AI. By delivering harmonized data and trusted AI, we enable more confident decision-making, unlock faster innovation, and drive the impactful business results organizations need most. See how at Teradata.com.

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